Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-232014 on Form S-3ASR and Registration Statements No. 333-225317, 333-225315 and 333-229088 on Forms S-8 of our report dated May 22, 2020, relating to the consolidated combined financial statements of Perspecta Inc. (formerly the U.S. Public Sector Business of DXC Technology Company) (which report expresses an unqualified opinion and includes an emphasis-of-matter paragraph relating to the allocations inherent in the preparation of the consolidated combined financial statements) and the effectiveness of Perspecta Inc.'s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Perspecta Inc. for the year ended March 31, 2020.

/s/ DELOITTE & TOUCHE LLP
McLean, Virginia
May 22, 2020